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Re:       Annual Statement of Compliance for CSAIL 2017-CX9 Commercial Mortgage Trust Commercial

             Mortgage Pass Through Certificates, Series 2017-CX9

Per the Pooling and Servicing Agreement dated as of September 1, 2017 (the "Agreement"), the undersigned, a duly authorized officer of Wells Fargo Bank, N.A., as Certificate Administrator ("Wells Fargo"), hereby certifies as follows as of and for the year ending December 31, 2017 (the "Reporting Period"):

(a)  A review of Wells Fargo's activities during the Reporting Period and of its performance under the Agreement has been made under such officer's supervision; and

(b)  To the best of such officer's knowledge, based on such review, Wells Fargo has fulfilled all of its obligations under the Agreement in all material respects throughout the reporting period, except as noted in Schedule A.

February 16, 2018

/s/ Brian Smith

BRIAN SMITH

Vice President

Schedule A

Material Instances of Non-Compliance

List of Exemptions for CSAIL 2017-CX9 Commercial Mortgage Trust Commercial Mortgage Pass Through Certificates, Series 2017-CX9

On October 17, 2017, Wells Fargo made a distribution (the “October Distribution”) to the holders of the certificates of the CSAIL 2017-CX9 Commercial Mortgage Trust Commercial Mortgage Pass Through Certificates, Series 2017-CX9. The October Distribution contained a payment error that resulted in certain holders of definitive certificates of certain classes not receiving a distribution on the October distribution date. The total amount of funds not distributed was approximately $122,720. The payment error resulted from an administrative error during the deal setup and DWAC processing. The error was limited to the October Distribution.

On October 18, 2017, the October Distribution was revised to correct the payment error whereby funds were distributed to the related holders of the affected classes of certificates. To prevent further similar payment errors, Wells Fargo has incorporated additional set-up control procedures.

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